EXHIBIT 5.1

Setterwalls Advokatbyrå AB

September 4, 2015

VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

RE:    Oasmia Pharmaceutical AB

Registration Statement on Form F-1

File No. 333-205515

Ladies and Gentlemen:

We refer to the above-captioned registration statement on Form F-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed by Oasmia Pharmaceutical AB, a Swedish corporation (the “Company”), with the Securities and Exchange Commission on this September 4, 2015.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based upon and subject to the foregoing, we are of the opinion that when issued, sold and paid for in the manner described in the Registration Statement, each of the Ordinary Shares underlying the ADSs will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under “Legal Matters” in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Setterwalls Advokatbyrå

Setterwalls Advokatbyrå